EXHIBIT 10.2

                                 PBA TOUR, INC.

                                January 26, 2000


IAM Group, Ltd.
85  10th Avenue
Sixth Floor
New York, NY 10011

                  ATTN:    Thomas Verola

                  Re: License Agreement (the "License Agreement"), dated as of May, 1999, by and between PBA TOUR, INC., an Ohio non-profit corporation ("PBA") and IAM GROUP, LTD., a New York corporation ("IAM Group").

Dear Gentlemen,

                  Based upon our recent discussions of the License Agreement in light of the prospective purchase of PBA, we desire to amend and clarify the License Agreement to provide more particularly for the respective rights and obligations of PBA and IAM Group.

                  Accordingly, subject to paragraph 4 below, we hereby agree to amend and clarify the License Agreement as follows:

                  1. PBA'S RIGHT TO SELL PRODUCTS. PBA shall have the right to sell Products on which the Proprietary Marks are placed ("Licensed Products"), subject to the following terms and conditions:

                           (a) Notwithstanding the provisions of Section 9(c) of
the License Agreement (as amended by Paragraph 3 below), for a period of one (1) year after the date of this Agreement, PBA shall not sell any Licensed Products to any wholesaler, retailer, distributor, bowling center or bowling pro shop (collectively, "Commercial Customers") without the prior written consent of IAM Group; provided, however, that, subject to the provisions of Paragraph 1(d) below and Section 9(d) of the License Agreement (as amended by Paragraph 3 below), PBA may sell Licensed Products to persons other than Commercial Customers (i.e. consumers) without such consent.

                           (b) Subject only to the provisions of Section 9(c) of
the License Agreement (as amended by Paragraph 3 below), at any time following the date that is one (1) year after the date of this Agreement, PBA may sell Licensed Products to any Commercial Customer to which IAM Group has not sold Licensed Products within the prior one (1) year, provided such sales are not materially detrimental to any relationship between IAM Group and its existing customer(s) with respect to Licensed Products.
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                           (c) PBA shall not sell Licensed Products at any PBA
Tour or PBA Senior Tour event (collectively, "PBA Event") at which IAM Group is selling Licensed Products without the prior written consent of IAM Group.

                           (d) For any Licensed Products which IAM Group does
not elect to manufacture pursuant to Section 9(d) of the License Agreement (as amended by Paragraph 3 below), PBA shall pay to IAM Group a royalty fee, for the period commencing as of the date of this letter and ending June 30, 2000 and for each subsequent twelve (12) month period during the term of the License Agreement, in an amount equal to eight percent (8%) of the PBA Net Sales (as such term is hereinafter defined) of such Licensed Products sold during the period in question.

                (i) For purposes of this letter and the License Agreement, the term "PBA Net Sales" shall mean PBA's retail list price of all Licensed Products that PBA sells hereunder, except such Products described in Item 12 of Exhibit B to the License Agreement and such Products which IAM Group elects to manufacture pursuant to
                Section 9(d) of the License Agreement (as amended by Paragraph 3 below), minus the following: (a) the amount of any federal, state and local taxes that PBA is required to pay in connection with such sales; (b) the amount of any costs and expenses reasonably incurred by PBA with respect to the shipment of Licensed Products; (c) the cost to PBA of any promotional discounts granted with respect to Licensed Products, provided that such discounts are reasonable in amount and made within the normal course of business; (d) customer returns of Licensed Products; and (e) uncollected accounts of PBA for Licensed Products sold, but not to exceed One Hundred Thousand Dollars (5100,000) per year during the Initial Term or any Renewal Term.

                (ii) Within thirty (30) days of the end of each quarter during the Initial Term and, if applicable, the Renewal Term, PBA shall furnish to IAM Group its Licensed Products sales report for the preceding quarter prepared in accordance with the terms hereof. Each sales report that PBA furnishes to IAM Group shall contain the following information: (a) a description of each Licensed Product which IAM Group did not elect to manufacture and which was sold by PBA during the quarter in question; (b) the sales price of each such Licensed Product sold and the amount of federal, state and local taxes, if any, that PBA is required to pay in connection with each sale; (c) the amount of the royalty payment being paid to IAM Group on each such sale hereunder; and
                (iv) such additional information as IAM Group may reasonably require.

                           (e) Notwithstanding any provisions of this Paragraph
1 to the contrary, for general promotional advertising purposes, PBA shall have the right from time to time to provide up to 50,000 units of Licensed Products on each occasion free of charge to any person, including without limitation (i) any Commercial Customer (other than wholesaler or distributor)

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and (ii) any person at any PBA Event, whether or not IAM Group is selling
Licensed Products at such event. PBA's rights under this Paragraph 1(e) shall not be subject to any of the provisions of Section 9 of the License Agreement (as amended by Paragraph 3 below).

                           (f) RIGHTS AND OBLIGATIONS OF PBA. Notwithstanding
anything to the contrary contained in this letter or the License Agreement, PBA shall have the right to own and operate one or more websites (collectively, the "PBA Website") for the purposes of (i) promoting and selling goods or services, including without limitation Licensed Products, and (ii) distributing to the general public information relating to PBA Events, including without limitation coverage of such events. PBA shall provide a link, the size of which shall not be less than the size of a standard advertising link at a place of prominence on the PBA Website, from the PBA Website to a website owned and operated by IAM Group (the "IAM Website").

                           (g) RIGHTS AND OBLIGATIONS OF IAM GROUP. IAM Group
shall not have any rights to alter, modify or otherwise manipulate the PBA Website. In connection with the IAM Website, IAM Group shall have the right to use as the uniform resource locator only "PBAOL", "PBATOURGEAR" and/or one additional name to be mutually agreed upon between the parties, each with any extension (including, without limitation, ".COM", ".NET", and ".ORG"), but shall not have the right to use any other uniform resource locator incorporating or bearing a resemblance to "PBA" or "PBATOUR", each with any extension (including, without limitation, ".COM", ".NET", and ".ORG"). Any rights granted by PBA to IAM Group to distribute information relating to PBA Events, including without limitation such rights granted in connection with the right to own and operate an ISP pursuant to Section 1(d) of the License Agreement, shall not include any right to use or distribute any copyrighted material owned by PBA other than PBA logos. IAM Group shall provide a link, the size of which shall not be less than the size of a standard advertising link on the IAM Website, from the IAM Website to the PBA Web site.

3. RIGHT OF FIRST REFUSAL. Section 9 of the License Agreement is hereby deleted in its entirety and replaced with the following:

                (a) PBA agrees that it shall notify IAM Group of any third-party proposals that PBA receives during the Term with respect to the manufacturing, marketing and sale in any territory of goods other than the Products on which Proprietary Marks are to be placed. IAM Group shall have the right, for a period of fifteen
                (15) days from the date of PBA's notice to IAM Group, to notify PBA of IAM Group's election to manufacture, market or sell such goods under the terms of this Agreement. If IAM Group delivers such notice to PBA within such fifteen (15) day period, IAM Group shall commence production of such goods within ninety (90) days after delivery of such notice and shall deliver such goods within an additional forty-five (45) days, or such other greater period of production and delivery that may be provided for in the third-party proposal, all in accordance with a standard of quality as would be reasonably available to PRA in an arms-length transaction with a third-party, in which case the term "Products" shall be

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

                deemed to include such goods. If IAM Group fails to deliver such notice within such fifteen (15) day period, or if' having delivered such notice, IAM Group fails to comply with such production and delivery schedule and quality standards, PBA shall be entitled to enter into a licensing agreement with respect to such goods on any terms and conditions that PBA may deem appropriate in its sole discretion, and IAM Group shall have no further rights under this subsection 9(a) with respect to such goods in any territory.

                (b) PBA further agrees that in the event any licensing agreements that it maintains with third parties with respect to the manufacture, promotion and sale of consumer goods other than the Pro4ucts terminates during the Term, IAM Group shall have the right, for a period of fifteen (15) days following the date of said termination, to notify PBA of IAM Group's desire to manufacture, market and sell such goods under the terms of this Agreement. If IAM Group delivers such notice to PBA within such fifteen (15) day period, IAM Group shall commence production of such goods within ninety (90) days after delivery of such notice and shall deliver such goods within an additional forty-five
                (45) days, all in accordance with a standard of quality as would be reasonably available to PBA in an arms-length transaction with a third-party, in which case the term "Products" shall be deemed to include such goods. If IAM Group fails to deliver such notice within such fifteen (15) day period, or if' having delivered such notice, IAM Group fails to comply with such production and delivery schedule and quality standards, PBA shall be entitled to enter into a licensing agreement with respect to such goods on any terms and conditions that PBA may deem appropriate in its sole discretion, and IAM Group shall have no further rights under this subsection 9(b) with respect to such goods in any territory. The rights granted to IAM Group under this subsection 9(b) shall not be deemed to apply in those circumstances in which PBA is contractually obligated to renew an existing licensing arrangement with a third party.

                (c) PBA further agrees that it shall notify IAM Group of its desire to sell, at any time following the date that is one (1) year after the date of this Agreement, Products on which Proprietary Marks are to be placed to any wholesaler, retailer, distributor, bowling center or bowling pro shop to which IAM Group has not sold such Products within the prior one (1) year. IAM Group shall have the right, for a period of fifteen (15) days from the date of PBA's notice to IAM Group, to notify PBA of IAM Group's desire to sell Products to any such customer under the terms of this Agreement. If IAM Group delivers such notice to PBA within such fifteen (15) day period, JAM Group shall negotiate in good faith and use its best efforts to enter into a purchase order or an unconditional contract for the sale of such Products to such customer within thirty (30) days after delivery of such notice. If IAM Group fails to deliver such notice within such fifteen (15) day period, or, if' having delivered such notice, IAM Group fails to enter into such purchase order or unconditional contract within such thirty (30) day period, PBA shall be entitled to enter into an agreement with such customer on any terms and conditions that PBA

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

                may deem appropriate in its sole discretion, and, except any right to receive royalties that IAM Group may have under this Agreement, IAM Group shall have no further exclusive rights under this subsection 9(c) with respect to sales to such customer.

                (d) PBA further agrees that, in addition to any other notifications required under this Section 9, it shall notify IAM Group of any Products on which Proprietary Marks are to be placed and which PBA intends to sell in accordance with the terms of this Agreement. PBA's notice shall specify the terms and conditions upon which a third party is willing to manufacture such Products. IAM Group shall have the right, for a period of fifteen (15) days from the date of PBA's notice to IAM Group, to notify PBA of IAM Group's election to manufacture such Products on the same terms specified in PBA's notice to IAM Group, such election to be irrevocable once made. If IAM Group delivers such notice to PBA within such fifteen (15) day period, IAM Group shall manufacture such Products in accordance with such terms (other than terms respecting licensing fees or commissions payable by such third party and delivery schedule terms in excess of those set forth in Section 9(a) above). If IAM Group fails to deliver such nonce within such fifteen (15) day period, or if' having made such election, IAM Group fails to manufacture such Products in accordance with such terms, PBA shall be entitled to obtain one or more alternative sources for the manufacture of such Products, and IAM Group shall have no further rights under this subsection 9(d) with respect to the manufacture of such Products.

                (e) Notwithstanding the foregoing, the right of first refusals granted herein shall not include or affect in any manner whatsoever any existing licensing arrangements with respect to the Proprietary Marks to which PBA is a party as of the date hereof."

4. CONDITION PRECEDENT. This letter shall be effective upon, and only upon, consummation of a sale of all or substantially all of the assets of PBA to Christopher Peters and his investor group, or to any entity or entities in which he and/or they together directly or indirectly have a controlling interest, and in the event that such consummation does not occur, this letter shall be of no further force or effect.

5. GENERAL. All defined terms used and not defined herein shall have the meanings ascribed to them in the License Agreement. Except as expressly provided herein, the License Agreement shall remain in full force and effect, unmodified, in accordance with its terms. In the event of any conflict between the terms of this letter and the terms of the License Agreement, the terms of this letter shall prevail. For convenience purposes, this letter may be executed by facsimile and in any number of counterparts, all of which, when taken together, shall constitute one and the same ori2inal agreement.

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

                                 Sincerely,

                                 PBA TOUR, INC., an Ohio non-profit corporation

                                 BY:  /s/ MARK GERBERICH
                                      -----------------------------------------
                                 Its: Commissioner

      cc:      Weber & Weber
               Federal Plaza
               300 Rabro Drive, Suite 122
               Hauppauge, NY 11788
               ATTN:  William E. Weber, Esq.

The foregoing is hereby agreed to and accepted this - day of January, 2000.

IAM GROUP, LTD., a New York corporation

By: /s/ Jahn Avarello/Its: CEO


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